Exhibit 10.1

Evercore Partners Inc.

55 East 52nd Street

43rd Floor

New York, NY 10055

June 29, 2007

HAND DELIVERY

PERSONAL AND CONFIDENTIAL

Mr. David E. Wezdenko

c/o Evercore Partners Inc.

55 East 52nd Street

43rd Floor

New York, NY 10055

Dear David:

This letter agreement (this “Agreement”), dated as of the date first written above (the “Execution Date”), is entered into by and between David E. Wezdenko (hereinafter referred to as “you” or “Executive”) and each of the entities listed on Schedule A hereto (collectively, with each of their respective affiliates, the “Company” or “Evercore”) (which, together with their successors, subsidiaries, officers, directors, partners and equityholders are collectively referred to as the “Beneficiaries”). This Agreement is intended to confirm the mutual understanding and agreement relating to the winding-up and termination of your employment with and performance of services for the Company, whether pursuant to your capacity with the Company as a director, officer, employee, managing member, partner, or member of any committee of the Company. Except as otherwise provided herein, capitalized terms used but not otherwise defined in the Agreement shall have the meanings ascribed to them in (i) the Amended and Restated Limited Partnership Agreement of Evercore LP, dated as of August 7, 2006 (“Original EVR LP Agreement”) as supplemented by the Supplement to the Original EVR LP Agreement, dated August 10, 2006 (together with the Original EVR LP Agreement, the “EVR LP Agreement”) and (ii) the Third Amended and Restated Limited Liability Company Agreement of Evercore Partners II L.L.C. (“EP II”), dated as of August 10, 2006 (the “EP II LLC Agreement”).

You hereby acknowledge and agree that you and the Company, on behalf of the Beneficiaries, have agreed to resolve and settle any and all disputed claims and differences between the parties, including, but in no way limited to, any differences that might arise in connection with your employment with or performance of services for the Company, your rights as an equityholder, member or other interest holder in the Company, and the winding-up and termination of your employment or performance of services for the Company.

In consideration of the recitals, promises and other good and valuable consideration specified herein, the receipt and sufficiency of which are hereby acknowledged, you and the Company, on behalf of all of the Beneficiaries, agree and covenant as follows:

A.	TRANSITION PERIOD

1.	Transition Services

During the period commencing with the Execution Date and ending on the date (the “Termination Date”) which is the earlier of (i) September 30, 2007 (or such earlier date as the parties may agree in writing), and (ii) the date your employment with the Company is terminated by reason of your death, permanent disability, resignation or termination by the Company following any material breach of your obligations pursuant to Sections A.1, E.1 and G.1 of this Agreement or “RSU Cause” which is defined as the occurrence of clauses (ii) – (v) (other than (i) of clause (v)) of the definition of Cause included in the RSU Agreement (as defined below) (such period, the “Transition Period”), you shall remain employed by the Company on the terms and conditions set forth herein.

During the Transition Period, you will take such actions as may be reasonably necessary to accomplish an orderly transition of your responsibilities to other Company employees and perform such other tasks as may be reasonably requested by the Company’s Chief Financial Officer (the “Transition Projects”). During the Transition Period, other than sick leave and vacation days taken in accordance with Company policies, you will be present at the Company’s offices on a daily basis and will maintain a full-time working schedule.

You further expressly agree and acknowledge that during the Transition Period and any time thereafter, you (i) shall have no authority or duty to act as an agent of the Company, except on authority specifically so delegated, and you shall not represent to the contrary to any person, (ii) you shall not undertake to commit the Company to any course of action in relation to third persons, and (iii) you shall only consult, render advice and work on such tasks that are expressly assigned to you, including with respect to the Transition Projects.

2.	Transition Compensation

The Company shall pay you a base salary at the annual gross rate of $500,000 during the Transition Period, payable in substantially equal installments in accordance with the Company’s normal payroll practices. To the extent the Termination Date occurs as a result of any reason included in the first sentence of Section A.1 other than your resignation or material breach of your obligations pursuant to Sections A.1, E.1 and G.1 of this Agreement or RSU Cause, you (or your estate, in the case of your death) shall continue to receive payments in amounts and as frequently as contemplated by the first sentence of this Section A.2 from the Termination Date until December 31, 2007. During the Transition Period you will also continue to be eligible to participate in the welfare, pension and other employee benefit plans and programs of the Company in which you were participating as of the Execution Date. In addition, without limiting the foregoing, you shall be entitled to; (i) payment for your accrued and unused vacation days within 30 days following the Termination Date, and (ii) reimbursement by the Company for all reasonable business-related expenses you have incurred or will incur during the Transition Period in connection with the performance of your duties in accordance with its policies, which reimbursement shall be made promptly following your submission of a request for reimbursement but in no event later than 90 days following the Termination Date.

Subject to your continued compliance with the provisions of Section A.1, E.1 and G.1 of this Agreement and the non-occurrence of RSU Cause during the Transition Period, your execution and non-revocation of this Agreement and your execution and non-revocation of a general release substantially in the form attached hereto as Exhibit 1 (the “Release of Claims”), the Company shall pay you a partnership compensation award (the “Partnership Payment”) in the gross amount of $400,000, which amount shall be paid in a lump sum at the same time that bonuses are paid to employees generally in respect of 2007, but in no event later than March 15, 2008.

Except as otherwise provided herein, from and after your Termination Date, you hereby agree that, by operation of this Agreement, and without any further action by you or the Company, you shall no longer be an employee of the Company and you hereby resign and will no longer be a director, officer, managing member, partner, or member of any committee of the Company as of the Termination Date.

For a period commencing on the Termination Date and ending June 30, 2008 (the “Health Benefit Period”), the Company will waive the applicable premium payable for continued medical, dental and vision benefits (“Health Benefits”) under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) to the extent that premium exceeds the amount payable for such benefits by senior managing directors of the Company from time to time during the Health Benefit Period. After the Health Benefit Period, any additional period of COBRA continuation coverage will be solely at your expense in accordance with COBRA. As a condition of receiving the premium waiver described above, you must timely elect COBRA coverage.

B.	EVERCORE LP PARTNERSHIP INTERESTS

Subject to your compliance with the provisions of Section E.1 of this Agreement, the non-occurrence of RSU Cause during the Transition Period, your execution and non-revocation of this Agreement, and your execution and non-revocation of the Release of Claims, for purposes of Sections 8.01, 8.02 (other than the reallocation to you of any forfeited Initial Unvested Units pursuant to Section 8.02(b) or (c)), 8.03 and 8.04 of EVR LP Partnership Agreement, you shall be considered an Employed Initial Non-Founding Limited Partner (i.e. you shall not be considered to have terminated employment with the Company other than by reason of your death or Disability) despite not being employed by the Company or any of its affiliates following the Termination Date. For the avoidance of doubt, for purposes of the vesting provisions of Section 8.01 of the EVR LP Agreement, your Unvested Class B-1 Units of Evercore LP shall vest and shall thereafter be Vested Units for all purposes of the EVR LP Agreement upon the earliest to occur of the events listed in Section 8.01(a)(ii) of the EVR LP Agreement.

C.	CARRIED INTEREST PARTICIPATION WITH RESPECT TO ECP II

1.	Defined Terms

As used below, the following terms shall have the following meanings:

“ECP II” shall mean Evercore Capital Partners II L.P., a Delaware limited partnership, together with its alternative investment vehicles and parallel investment partnerships.

“ECP II Partnership Agreement” shall mean the Fourth Amended and Restated Limited Partnership Agreement of ECP II, dated as of March 28, 2003, as amended.

2.	Profit Sharing Percentage Applicable to Funded Portfolio Investments

Following the repurchase of the applicable Repurchase Percentage pursuant to Section 4.4 of the EP II LLC Agreement, with respect to Funded Portfolio Investments in which you have a Profit Sharing Percentage, you shall be entitled to your share of Carried Interest Proceeds from such Funded Portfolio Investments in which you have a remaining Profit Sharing Percentage as provided on Schedule B (attached hereto), subject to adjustment pursuant to Section E.2.

3.	Profit Sharing Percentage Applicable to Unfunded Portfolio Investments

As of the eighth day after the Execution Date (the “Effective Date”), your Profit Sharing Percentage applicable to Unfunded Portfolio Investments of EP II shall be zero percent (0%).

4.	Capital Commitment

As of the Effective Date, with respect to EP II , you shall remain obligated for further capital contributions with respect to your Profit Sharing Percentage applicable to unrealized Funded Portfolio Investments. You shall not be obligated to make any payments or capital contributions to ECP II or EP II, other than pursuant to this Section C.4 and Section C.5 hereof.

5.	Clawback Obligations

You shall remain liable for your portion (based on the percentage that the amount of aggregate After-Tax Carried Interest Proceeds with respect to ECP II distributed or deemed distributed to you represents of the amount of aggregate After-Tax Carried Interest Proceeds with respect to ECP II distributed or deemed distributed directly or indirectly to all members of EP II) of any Interim GP Clawback Amount, Final Clawback Amount, Giveback Obligation or indemnification liabilities or other contingent liabilities for extraordinary expenses of EP II, such as litigation. Your obligations under the Guarantee (as such term is defined in the ECP II Partnership Agreement) of ECP II with respect to obligations of EP II to the limited partners of ECP II shall also survive the Effective Date in accordance with the terms thereof. All distributions of Carried Interest Proceeds in respect of ECP II to which you are entitled may be subject to 100% holdback (the “Holdback Percentage”) by the Company in respect of any future obligations which you may have pursuant to this Section C.5 (notwithstanding any amounts placed in escrow pursuant to the ECP II Partnership Agreement); provided further that you shall be entitled to receive from the Company cash advances (“Tax Advances”) in an amount sufficient to pay any tax liability with respect to taxable income to you in respect of distributions of Carried Interest Proceeds deemed distributed to you, which are subject to holdback by the Company pursuant to this Section C.5; and provided further that, until the aggregate amount of all Tax Advances made to you pursuant to this Section C.5 are repaid in full, the Company shall have the right of set-off to apply any amounts payable to you pursuant to this Agreement against the amount of any Tax Advances made to you pursuant to this Section C.5 which have not been repaid in full by you.

D.	OTHER EVERCORE ENTITIES

You and the Company agree that, as of the Effective Date, except as expressly provided in this Agreement and except with respect to your (i) 124,748 Vested and 77,155 Unvested Class B-1 Units of Evercore LP (such amount subject to adjustment in accordance with the EVR LP Agreement) and (ii) 2,750 vested and 2,250 unvested restricted stock units issued by the Company (such amount subject to adjustment in accordance with the 2006 Evercore Partners Inc. Stock Incentive Plan), you shall have no economic or other interests of any nature (whether vested or unvested, known or unknown, existing or future) in the Company and you shall not be entitled to any payments, redemptions, reimbursements or compensation from the Company, including in respect of any capital accounts you may have had with respect to the Company.

Your Restricted Stock Unit Award Agreement effective as of August 11, 2006 (“RSU Agreement”) is hereby amended to provide that notwithstanding your termination of employment: (i) the Shares (as defined in the RSU Agreement) issuable with respect to your vested RSUs shall be delivered on the fifth anniversary of the Company’s initial public offering (the “IPO”), or as soon as practicable thereafter, but in no event later than December 31 of the calendar year in which such fifth anniversary occurs; (ii) your unvested RSUs shall become 100% vested upon the earlier of your death or the occurrence of one of the events listed in paragraph 2(a)(ii)(B) of the RSU Agreement if such event is also a change in control event within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder; provided, however, that if vesting pursuant to this clause (ii) shall not have occurred by the eighth anniversary of the IPO, such unvested RSUs shall be forfeited; and (iii) the Shares issuable with respect to the RSUs that become vested under clause (ii) shall be delivered on or as soon as practicable after the later of the applicable vesting date under clause (ii) or the fifth anniversary of the IPO, but no later than December 31 of the calendar year in which such trigger for delivery occurs.

For the avoidance of doubt, in no event shall this Section D be deemed to be a waiver or relinquishment of any right you may have to receive amounts representing a return of capital with respect to capital contributions made by you directly or indirectly in respect of Portfolio Investments of ECP II to the extent that such amounts are actually received by EP II.

E.	POST-EMPLOYMENT AND OTHER COVENANTS; CONDITIONS TO POST-EMPLOYMENT PAYMENTS AND ENFORCEMENT

1.	Post-Employment Covenants

You shall continue to be subject to and bound by the terms and provisions of the Confidentiality, Non-Solicitation and Proprietary Information Agreement dated as of May 12, 2006 by and between you and Evercore LP (the “May 12 Agreement”), which supersedes any other post-employment covenants (other than covenants contained in this Agreement) contained in any other limited liability company agreement, limited partnership agreement, terms letter or other agreement to which you and any of the entities comprising the Company were or are a party, except that as of the Termination Date, you shall not be bound by Section 2(a)(i) (Non-Competition) of the May 12 Agreement.

2.	Conditions to Post-Employment Payments and Enforcement of Post-Employment and Other Covenants

You hereby acknowledge and agree that your right to receive any Profit Sharing Percentage applicable to Funded Portfolio Investments not repurchased by the Company to which you may be entitled pursuant to this Agreement (collectively, the “Post-Employment Profit Sharing Percentage”) is explicitly conditioned upon your agreement to comply with the covenants set forth in Section E.1 of this. Upon any failure by you to comply with such covenants, you shall have failed to satisfy the conditions to your right to receive the Post-Employment Profit Sharing Percentage and the Company shall have right to repurchase all or a portion of the Post-Employment Profit Sharing Percentage, and the Company shall have no further obligations (whether express, implied or otherwise) to make any Profit Sharing Percentage payments to you.

F.	RELEASE; INDEMNIFICATION; EXECUTIVE REPRESENTATIONS

For and in consideration of the payments and benefits as expressly set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby release and forever discharge each of the Beneficiaries (including, without limitation, the Company) and their respective past, current and future affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, (hereinafter collectively referred to as the “Released Parties”), of and from any and all debts, obligations, promises, covenants, agreements, contracts, bonds, controversies, suits, claims and causes of action, known or unknown, existing or arising in the future, of every kind and nature whatsoever, contract, tort or otherwise, which may heretofore have existed or which may now exist, up to and including the date hereof, with such released claims including, without limitation, any and all claims or rights you may have under any federal, state or local laws or regulations pertaining to employment or employment discrimination, including all claims for wages, all claims for discrimination based on any protected characteristic whatsoever, all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq. and the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., the New York Human Rights Law, Exec. Law Section 290 et seq., as amended, the New York Labor Law, the New York City Administrative Code, and any and all claims or rights arising under statute, regulation, contract, covenant, public policy, tort or otherwise; provided that this release shall not apply to (i) any claims which you may have for breach of this Agreement, including any payments or the provision of any benefits to which you are entitled under this Agreement (or any other agreement referenced herein, to the extent this Agreement provides for such other agreement’s continued applicability), or (ii) your right to indemnification in accordance with the EVR LP Agreement, the certificate of incorporation and by-laws of the Company, any other agreement with the Company (to the extent this Agreement provides for such other agreement’s continued applicability) or applicable law.

You hereby represent that as of the date hereof, you have not filed any action, complaint, charge, grievance or arbitration against any of the Released Parties. You further represent and agree that if any claim is prosecuted in your name before any court or administrative agency, then, to the extent permissible under applicable law, you hereby waive and agree not to take any award or other damages from such suit. You fully understand that this Agreement is a legally binding document.

You understand that by entering into this Agreement, the Released Parties do not admit, and each specifically denies, any liability, wrongdoing or violation of any law, statute, regulation, agreement or policy, and you agree not to assert that this Agreement is an admission of guilt or wrongdoing on the part of the Released Parties. You further agree to keep strictly confidential all non-public, confidential or trade-secret information that you may possess about the business of the Company or any of the Released Parties or their relations with regulatory bodies or taxing authorities, unless disclosure is required by law, or necessary to respond in an appropriate manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding and provided, however, that nothing contained herein shall prohibit or limit you from testifying truthfully, or disclosing information to government officials strictly in accordance with applicable law.

You acknowledge that you have been given a period of not less than 21 days within which to consider this Agreement and have had the opportunity to consult with legal, financial and other personal advisors of your own choosing in deciding whether to execute this Agreement. You also understand that you have a period of 7 days after signing this Agreement within which to revoke your agreement, and that neither the Company nor any other person is obligated to provide any benefits to you pursuant to this Agreement until 8 days have passed since your signing of the Agreement without your signature having been revoked. You understand that any revocation of this Agreement must be received by the Company’s legal counsel within the seven-day revocation period. Finally, you have not been forced or pressured in any manner whatsoever to sign this Release, and you agree to all of its terms voluntarily. You represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence you to sign this Agreement except such statements as are expressly set forth herein or in this Agreement.

You understand and agree that you must continue to abide by the May 12 Agreement.

You acknowledge that you have carefully read this Agreement, that you understand it, that you have been advised that you have the right to consult an attorney with respect to its provisions, and that you are voluntarily entering into it.

G.	MISCELLANEOUS

1.	Covenant to Cooperate

You agree to reasonably cooperate with Evercore at its request from the date of this Agreement in respect of any matters in respect of or relating to this Agreement and to provide truthful testimony if required, with respect to any outstanding Evercore personnel or other issues with which you had involvement during your employment with Evercore; provided that you will be provided reasonable advance notice of any cooperation requested and such cooperation request is reasonable in time, place and manner (taking into account the obligations you may have to a subsequent employer); provided further that Evercore agrees to reimburse you for your reasonable out-of-pocket costs and expenses incurred in connection therewith and, to the extent such cooperation exceeds 120 hours of your time following the Termination Date, you will be paid at the rate of $250 per hour.

2.	Timing of Payments

Except as otherwise provided by this Agreement (including as a result of Section G.5 hereof), you agree that all payments to be made to you by the Companies pursuant to this Agreement shall be made at such times as the relevant Company makes payments to its other members, partners or stockholders, as applicable, in accordance with customary Evercore practices.

3.	Tax Withholdings and Other Required Deductions

You agree that all payments made hereunder shall be less tax withholdings and other deductions as required by law.

4.	Attorneys’ Fees

You will be reimbursed for reasonable attorneys’ fees, not to exceed $15,000, incurred by you in connection with your review of this Agreement.

5.	Section 409A

This Agreement is intended to comply with Section 409A and shall be construed in such manner as to satisfy the requirements of Section 409A. If any provision of this Agreement or other agreements referenced herein would cause you to incur any additional tax or interest under Section 409A, then upon your request, the Company will reasonably cooperate in the amendment of such provision in such manner as to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A; provided that this paragraph will not require the Company to amend this Agreement in any manner that would increase any economic obligation of the Company.

H.	SEVERABILITY

If a court determines that any restriction with regard to covenants contained in Section E.1 above is unenforceable to any extent, such provision shall not be rendered void but shall be modified to apply to the maximum extent as the court may determine to be enforceable. If a court determines that any such provision cannot be modified so as to become enforceable, such determination shall not affect the enforceability of any other provision of this Agreement.

I.	GOVERNING LAW

This Agreement will be governed, construed and interpreted under the laws of the State of New York.

J.	ENTIRE AGREEMENT/COUNTERPARTS/SUCCESSORS

This Agreement (and the other agreements referenced herein) constitutes the entire understanding of the parties and supersedes all prior agreements and understandings between the parties. Without limiting the foregoing, the following agreements shall remain in full force and effect, in each case, to the extent modified herein: (i) the EP II LLC Agreement, (ii) the EVR LP Agreement, and (iii) the RSU Agreement. In the event of a conflict between any term or provision of such agreements and understandings and any term or provision of this Agreement, the applicable terms and provisions of this Agreement will govern and prevail. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement may not be modified or changed except by written instrument executed by all parties. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument. This Agreement shall inure to the benefit of and be binding upon the successors and personal or legal representatives, executors, administrators, heirs, distributes, devisees and legatees of the parties hereto.

[Signature page follows]

If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

Very truly yours,

Evercore LP		Evercore Partners Inc.

By:	/s/ Adam B. Frankel	By:	/s/ Adam B. Frankel
Name:	Adam B. Frankel	Name:	Adam B. Frankel
Title:	Corporate Secretary	Title:	Corporate Secretary

Evercore Partners II L.L.C.

By:	/s/ Adam B. Frankel
Name:	Adam B. Frankel
Title:	Corporate Secretary

Reviewed, approved and agreed:

/s/ David E. Wezdenko
David E. Wezdenko

Dated: June 29, 2007

EXHIBIT 1

FORM OF RELEASE OF CLAIMS

For and in consideration of the payments and benefits as described in the letter agreement between me and Evercore Partners Inc. and each of the other entities listed on Schedule A thereto (collectively, with each of their respective affiliates, the “Company”), dated June 29, 2007 (the “Letter Agreement”), and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, I hereby release and forever discharge the Company (which, together with its successors, subsidiaries, officers, directors, partners and equityholders are collectively referred to as the “Beneficiaries”) and its respective past, current and future affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers (hereinafter collectively referred to as the “Released Parties”), of and from any and all debts, obligations, promises, covenants, agreements, contracts, bonds, controversies, suits, claims and causes of action, known or unknown, existing or arising in the future, of every kind and nature whatsoever, contract, tort or otherwise, which may heretofore have existed or which may now exist, up to and including the date hereof, with such released claims including, without limitation, any and all claims or rights I may have under any federal, state or local laws or regulations pertaining to employment or employment discrimination, including all claims for wages, all claims for discrimination based on any protected characteristic whatsoever, all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq. and the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., the New York Human Rights Law, Exec. Law Section 290 et seq., as amended, the New York Labor Law, the New York City Administrative Code, and any and all claims or rights arising under statute, regulation, contract, covenant, public policy, tort or otherwise; provided that this release shall not apply to (i) any claims which I may have for breach of the Letter Agreement, including any payments or the provision of any benefits to which I am entitled under the Letter Agreement (or any other agreement referenced therein, to the extent the Letter Agreement provides for such other agreement’s continued applicability), or (ii) my right to indemnification in accordance with the EVR LP Agreement (as defined in the Letter Agreement), the certificate of incorporation and by-laws of the Company, any other agreement with the Company (to the extent the Letter Agreement provides for such other agreement’s continued applicability) or applicable law.

SCHEDULE A

THE COMPANY

Evercore Partners Inc.

Evercore LP

Evercore Partners II L.L.C.